Exhibit 10.72

SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS
1.Factual Background. Benjamin L. Sitler ("Employee") was employed by NeoPhotonics Corporation (the "Company") beginning on or about July 21, 2003, and is currently employed by the Company as its SVP, Global Sales Officer.
2.Separation Date, Reimbursement and Payments. Employee's last day of employment with the Company will be Friday, February 28, 2018 (the "Separation Date"). If Employee submits appropriate documentation by no later than thirty (30) days after the Separation Date, the Company will reimburse Employee for any business-related expenses incurred by Employee through the Separation Date, consistent with Company policy. On the Separation Date, Employee will be paid his accrued salary through the Separation Date, and will be paid any accrued unused paid time off/vacation that he has earned as of the Separation Date. Other than consideration payments described in this Agreement, his unpaid base salary through the Separation Date, and his accrued unused paid time off/vacation as of Separation Date (if any), Employee acknowledges and agrees that to date he has been paid all wages (including, without limitation, base salary, bonuses, and accrued unused paid time off/vacation) that he earned during his employment with the Company.
3.Transition Period. Between now and the Separation Date (the "Transition Period"), Employee shall continue to use his best efforts to perform his currently assigned duties and responsibilities, and to transition these duties and responsibilities, as requested by the Company (the "Transition Services"). Employee must continue to, in all material respects, comply with all of his contractual and legal obligations to the Company, and, in all material respects, comply with the Company's policies and procedures, during the Transition Period. During the Transition Period, Employee will continue to receive his current base salary, subject to standard withholdings and deductions; will continue to accrue paid time off/vacation according to Company policy; will continue to vest in Employee’s equity awards in accordance with their terms; and will continue to be eligible for the Company's standard benefits, subject to the terms of such plans and programs.
4.Severance Benefits. In full satisfaction of any obligations to provide Employee severance benefits for an "Involuntary Termination Generally" under the terms of the Retention Agreement entered into between Employee and the Company dated August 5, 2016 (the "Retention Agreement"), if: (i) Employee returns this fully signed Agreement to the Company on or within twenty-one (21) days of his receipt of it and Employee allows the releases contained herein to become effective; (ii) Employee fully complies with his obligations hereunder under the Transition Period and thereafter; and (iii) on or within twenty-one (21) days after the Separation Date, Employee signs and returns to the Company the Separation Date Release, attached hereto as Exhibit

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A (the "Release") and allow the releases contained therein to become effective; then the Company will pay Employee the following as his sole “Severance Benefits”:

a)
Severance Payment. The Company will pay Employee, as severance, a single lump-sum amount equal to his annual base salary in effect as of the Separation Date (which annual base salary shall be no less than Employee’s annual base salary as in effect as of

December 19, 2017), subject to standard payroll deductions and withholdings (the "Severance Payment"). The Severance Payment will be paid in a single lump sum no later than ten (10) business days after the Release Effective Date (as defined herein).

b)
Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, "COBRA"), and by the Company's current group health insurance policies, Employee will be eligible to continue his group health insurance benefits at his own expense. Later, Employee may be able to convert to an individual policy through the provider of the Company's health insurance, if he wishes. Employee will be provided with a separate notice more specifically describing his rights and obligations to continuing health insurance coverage under COBRA on or after the Separation Date. As an additional severance benefit, the Company will pay Employee a fully taxable cash payment in the amount of $72,000 (the "Special Cash Payment"), which the Employee may, but is not required to use towards continued health coverage. The Special Cash Payment shall be paid to Employee in a lump sum no later than ten (10) business days after the Release Effective Date.

c)
Accelerated Vesting and Repurchase Rights. As an additional severance benefit, any of Employee's outstanding equity awards that provide for time-based vesting, and the rate of lapsing of any repurchase rights applicable to such awards, shall be immediately accelerated and exercisable as of the Separation Date as though the outstanding awards continued to vest for a period of eighteen (18) months following the Separation Date.

d)
No Other Compensation and Benefits. Employee acknowledges and agrees that the Severance Benefits, and other benefits provided herein are in full and complete satisfaction of the Company's obligations, if any, to pay Employee severance benefits pursuant to the Retention Agreement, or any other agreements.

5.Release of Claims. In exchange for the Severance Benefits and other consideration set forth herein, Employee and his successors release the Company and its parents, divisions, subsidiaries, and affiliated entities, and each of their respective current and former shareholders, investors, directors, officers, members, employees, agents, attorneys, insurers, legal successors, assigns, and affiliates (the "Released Parties") of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or

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may have against those Released Parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Employee signs this Agreement, including, but not limited to, any claims of breach of express or implied contract, wrongful termination, constructive discharge, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, the Fair Labor Standards Act, the Fair Credit Reporting Act, or any other applicable law (all listed statutes in this paragraph as they have been, or are in the future, amended).

6.ADEA Waiver. Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he has under the ADEA, and that the consideration given for the waiver and release he has given in this Agreement is in addition to anything of value to which he was already entitled. Employee further acknowledges that he has been advised, as required by the ADEA, that: (i) his waiver and release does not apply to any rights or claims that arise after the date he signs this Agreement; (ii) he should consult with an attorney prior to signing this Agreement (although he may choose voluntarily not to do so); (iii) he has twenty-one (21) days to consider this Agreement (although he may choose voluntarily to sign it sooner); (iv) he has seven (7) days following the date he signs this Agreement to revoke this Agreement (in a written revocation delivered to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after Employee signs this Agreement provided that he does not revoke it (the "Effective Date").

7.Section 1542 Waiver. Employee acknowledges that he has read Section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee waives any rights that he has or may have under Section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

8.Excluded Claims/Protected Rights. Notwithstanding the foregoing, the following are not included in the Release of Claims (the "Excluded Claims"): (i) any rights or claims for indemnification Employee may have pursuant to any written indemnification agreement with the Company to which he is a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. Employee hereby represents and warrants that, other than the Excluded Claims, Employee is not aware of any claims he has or may have against any of the Released Parties that are not included in the Released Claims. Employee understands that nothing in this Agreement limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission,

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the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission ("Government Agencies"). Employee further understands this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit Employee's right to receive an award for information provided to the Securities and Exchange Commission, Employee understands and agrees that, to maximum extent permitted by law, Employee is otherwise waiving any and all rights he may have to individual relief based on any claims that he has released and any rights he has waived by signing this Agreement.

9.Continuing Obligations and Return of Company Property. Employee acknowledges and agrees that he shall continue to be bound by and comply with the terms of the Proprietary Information and Inventions Assignment Agreement entered into between Employee and the Company. On or before the Separation Date, Employee will return to the Company, in good working condition, all Company property and equipment that is in Employee's possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, customer information, and all documents (whether in paper, electronic, or other format, and any copies thereof) that Employee prepared or received in the course of his employment with the Company (with the exception of a copy of any employee handbook and personnel documents specifically relating to Employee). In addition, if Employee used any personally-owned computer, server,
e-mail system, mobile phone, or portable electronic device (e.g., iPhone), (collectively, "Personal Systems") to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then by no later than the Separation Date, Employee will make reasonable and good faith efforts to permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form and, if the Company requests, will provide a written certification to that effect. Employee also agrees to sign and return to the Company on the Separation Date the Termination Certificate, attached hereto as Exhibit B.

10.Mutual Non-Disparagement. Employee agrees that he will not, at any time in the future, make any disparaging statements to any third parties (including, without limitation, any print or broadcast media) about the Company, or any of its products, services, employees, or clients, unless such statements are made truthfully in connection with a government investigation, in response to a subpoena, or other legal process. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain Employee in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation. The Company agrees to refrain from any disparaging statements about Employee. Employee understands that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or Director of the Company.

11.Non-Solicitation of Co-Workers. Employee agrees that for a period of one (1) year following the Separation Date, he will not, on behalf of himself or any other person or entity, directly

2911 Zanker Road, San Jose, CA 95134-2125 USA T +1.408.232.9200 F +1.408.456.2971 www.neophotonics.com or indirectly solicit any employee, independent contractor, or consultant of the Company to terminate his/her employment or relationship with the Company in order to become an employee, consultant or independent contractor for any other person or entity.

12.Agreement Not To Assist With Other Claims. Subject to paragraph 8 governing Employee’s protected rights, Employee agrees that he shall not, at any time in the future, encourage any current or former Company employee, or any other person or entity, to file any legal or administrative claim of any type or nature against the Company or any of its officers or employees. Employee further agrees that he shall not, at any time in the future, assist in any manner any current or former Company employee, or any other person or entity, in the pursuit or prosecution of any legal or administrative claim of any type or nature against the Company or any of its officers or employees, unless pursuant to a duly-issued subpoena or other compulsory legal process.

13.No Admissions. Nothing contained in this Agreement shall be construed as an admission by either Employee or the Company of any liability, obligation, wrongdoing, or violation of law.

14.Representations. Employee hereby represents and warrants that to date: (i) Employee has received all the leave and leave benefits and protections for which he is eligible pursuant to FMLA, any applicable law or Company policy; and (iii) Employee has not suffered any on-the-job injury or illness for which he has not already filed a workers' compensation claim.

15.Compliance with Section 409A. It is the intent of the parties to this Agreement that all payments made hereunder will either comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder ("Section 409A") or comply with an exemption from Section 409A such that no payments made under this Agreement are includible in income pursuant to Section 409A, and the terms and conditions of this Agreement shall be construed and interpreted consistent with such intent. All payments made under this Agreement shall be treated as separate payments and shall not be aggregated with any other payment for purposes of Section 409A.

16.Attorneys' Fees. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in that action.

17.Governing Law/Venue. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California. In the event of any litigation relating to or arising out of this Agreement, the parties agree that the Superior Court of California located in the County of Santa Clara shall be the sole and exclusive venue for all such actions.

18.Severability. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected.

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19.Integration and Modification. This Agreement, along with any agreements referenced herein as well as Exhibit A attached to the Agreement, constitute the entire agreement between the parties with respect to the termination of their employment relationship and the other matters covered herein, and they supersede all prior negotiations and agreements between the parties regarding those matters, whether written or oral. This Agreement may not be modified or amended except by a document signed by both the Senior Vice President of Human Resources of the Company and Employee.

[signature page to follow]

2911 Zanker Road, San Jose, CA 95134-2125 USA T +1.408.232.9200 F +1.408.456.2971 www.neophotonics.com

Dated: December 20, 2017                By: /s/ Benjamin Sitler
Benjamin L. Sitler

Dated: December 20, 2017                By: /s/ Karen Drosky
Karen Drosky
Vice President, Human Resources
NeoPhotonics Corporation

2911 Zanker Road, San Jose, CA 95134-2125 USA T +1.408.232.9200 F +1.408.456.2971 www.neophotonics.com

EXHIBIT A
SEPARATION DATE RELEASE
(To be signed on or within twenty-one (21) days after the Separation Date.)
In consideration for the various benefits provided to me by NeoPhotonics Corporation (the "Company") pursuant to the Separation Agreement and General Release of Claims with
the Company dated    • (the "Agreement"), I agree to the terms below.
I hereby and completely release the Company and its parents, divisions, subsidiaries, and affiliated entities, and each of their respective current and former shareholders, investors, directors, officers, members, employees, agents, attorneys, insurers, legal successors, assigns, and affiliates (the "Released Parties") of and from any and all claims, actions and causes of action, whether now known or unknown, which I now have, or at any other time had, or shall or may have against those Released Parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which I sign this Agreement, including, but not limited to, any claims of breach of express or implied contract, wrongful termination, constructive discharge, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, the Fair Labor Standards Act, the Fair Credit Reporting Act, or any other applicable law (all listed statutes in this paragraph as they have been, or are in the future, amended).
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in this Release pursuant to the Agreement is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (i) my waiver and release does not apply to any rights or claims that may arise after the date that I sign this Release; (ii) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (iii) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (iv) I have seven (7) days following the date I sign this Release to revoke it (by providing written notice of my revocation to the Company); and (v) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Release is signed by me provided that I do not revoke it (the "Release Effective Date").
I UNDERSTAND THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the

2911 Zanker Road, San Jose, CA 95134-2125 USA T +1.408.232.9200 F +1.408.456.2971 www.neophotonics.com

California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.
I am not releasing: (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.
I understand that nothing in this Agreement limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission ("Government Agencies"). I further understand this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release.
I hereby confirm that other than the Severance Benefits, to date: I have been paid all earned compensation owed for all hours worked by me for the Company; I have received all leave and leave benefits and protections for which I was eligible (pursuant to the Family and Medical Leave Act or otherwise) in connection with my work with the Company; and I have not suffered any injury or illness in connection with my work with the Company for which I have not already filed a claim.
This Release, together with the Agreement (including all exhibits thereto), constitutes the complete, final and exclusive embodiment of the entire agreement between me and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained in the Release or the Agreement, and it entirely supersedes any other such promises, warranties or representations, whether oral or written.

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Dated: ______________, 2017	By: __________
Benjamin L. Sitler

EXHIBIT B
TERMINATION CERTIFICATE
This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to NeoPhotonics Corporation, its subsidiaries, affiliates, successors or assigns (together the "Company").
I further certify that I have complied with all the terms of the Company's Proprietary Information and Inventions Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.
I further agree that, in compliance with Proprietary Information and Inventions Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.
I further agree that, in compliance with the Proprietary Information and Inventions Agreement, for one (1) year after the date of termination of my employment, I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

Dated: ______________, 2017	By: __________
Benjamin L. Sitler

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